Exhibit 99.2

Stock Purchase Agreement
among
Electro Rent Corporation
RUSH COMPUTER RENTALS, INC.
and
Shareholders of RUSH COMPUTER RENTALS, INC.
Dated as of January 31, 2006

Stock Purchase Agreement
     This STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of January 31, 2006 is among Electro Rent Corporation, a California corporation (“Buyer”), Rush Computer Rentals, Inc., a Connecticut corporation, (the “Company”) and shareholders of the Company set forth on Exhibit A (each a “Shareholder”). Capitalized terms not otherwise defined in this Agreement are defined in Schedule 0. This Agreement is made and entered into with reference to the following facts:
     A. The Company is engaged in the Business.
     B. Shareholders are collectively the owners of all of the issued and outstanding capital stock of the Company (the “Shares”). The Shares constitute all of the Company Equity.
     C. Buyer wishes to purchase the Shares, and each Shareholder wishes to sell his or her Shares to Buyer, on the terms and conditions herein set forth.
NOW THEREFORE, based on the above premises and in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:
     1. Agreement to Purchase and Sell.
          1.1 Acquisition. On the terms and subject to the conditions of this Agreement, each Shareholder agrees to sell his Shares to Buyer, and Buyer agrees to purchase those Shares from each Shareholder, on the Closing Date in exchange for the payment of the Purchase Price.
          1.2 Closing. The closing (the “Closing”) of the Transaction will take place at the offices of Guth | Christopher LLP on January 31, 2006 or at such other date, time and place as may be mutually agreed upon in writing by the parties (the “Closing Date”). At the Closing, each Shareholder will deliver and transfer to Buyer all of that Shareholder’s right, title and interest in his or her Shares, free and clear of any Liens or adverse claims.
          1.3 Purchase Price.
               1.3.1 Fixed Purchase Price. The aggregate fixed Purchase Price for all of the Shares shall be $9.5 million (i) increased by the amount of cash the Company has on hand at Closing, (ii) reduced by the amount of Debt, and (iii) increased by (a) the amount by which the Threshold Capital is more than $5,559,285.75 or (b) decreased by the amount by which the Threshold Capital is less than $5,559,285.75 (collectively, the “Purchase Price”). Set forth on Schedule 1.3.1 is an example of the calculation of Threshold Capital.
               1.3.2 Payment of Fixed Purchase Price. Three days before the Closing, the Company shall prepare and deliver to Buyer a certificate setting forth (i) Shareholders’ best estimate (including the detail of the calculation) of the Company’s cash on hand, Threshold Capital and Other Equipment as of the Closing Date and (ii) the Debt based on payoff letters from the Existing Payees. The parties shall use such certificate to calculate an “Estimated Purchase Price” in accordance with Section 1.3.1. On the Closing Date, Buyer shall wire transfer (i) $2,000,000 of the Estimated Purchase Price into the Escrow Account and (ii) the balance of the Estimated Purchase Price to an account designated in writing by Representative.
                    1.3.2.1 Company Phantom Plan. The Company has a Phantom Stock Plan more fully described in Schedule 2.26. Pursuant to the Phantom Stock Plan, Peter Oman and Daniel Daddeo (each a “Phantom Shareholder”) are entitled to receive compensatory payments upon a transaction of the type contemplated by this Agreement to the extent the Purchase Price received collectively by the Shareholders is in excess of $5 million (the “Eligible Purchase Price Proceeds”). More specifically, Peter Oman is entitled to receive 3% and Daniel Daddeo is entitled to receive 5% of the Eligible Purchase Price Proceeds. The Buyer shall pay to each of the Phantom Shareholders the sums due them pursuant to the Phantom Stock Plan, and the Buyer shall be entitled to reduce the amount of the Purchase Price otherwise payable to the Shareholders pursuant to this Agreement in an amount equal to (1) all monies paid to the Phantom Stock Shareholders pursuant to the Phantom Stock Plan plus (2) all expenses incurred by the Company in connection with such payment (including, without limitation, any taxes payable by the Company as the employer of the Phantom Shareholders). By executing this Agreement in their capacity of Shareholders of the Company, each Phantom Shareholder agrees that all payments to the Phantom Shareholders shall be treated as a portion of the Purchase Price received by such person for all purposes of this Agreement.
               1.3.3 Post Closing Adjustment. Buyer will conduct a physical inventory as of the Closing, which Representative may observe. Not more than 60 days after the Closing, Buyer, with the full cooperation of Shareholders, shall prepare and deliver to the Representative a statement setting forth a calculation of the Threshold Capital and Debt as of the Closing Date, in accordance with the Accounting Policies set forth in Schedule 1.3.3 and assuming that the line item “Other Equipment” is accurate as stated in Shareholders’ estimate delivered pursuant to Section 1.3.2. Shareholders shall have up to 30 days thereafter to review the calculation of the Purchase Price to ensure that it has been calculated consistently with Section 1.3.1. If Shareholders believe that any material aspect of such calculation has not been prepared appropriately, the Representative shall, not later than the end of such 30 day period, contact Buyer to attempt to resolve the matter. If the parties are unable to resolve any matter within 30 days, Shareholders and Buyer shall jointly retain (and pay equally the fees of) a nationally recognized accounting firm with no prior relationship with any of the Parties to determine the matter subject to disagreement, and the determination so made shall be final and binding on all parties. On final agreement on or determination of the Threshold Capital (which amount shall assume that the line item “Other Equipment” is accurate as stated in Shareholders’ estimate delivered pursuant to Section 1.3.2), $600,000 (the “First Escrow Distribution”) shall be distributed as provided in the Escrow Agreement (a) to Buyer to the extent that the Estimated Purchase Price is more than the Purchase Price and (b) any remainder to the Shareholders. To the extent that the First Escrow Distribution paid to Buyer is insufficient to repay Buyer the excess of the Estimated Purchase Price over the Purchase Price, the Shareholders shall promptly pay an additional amount to Buyer to make up the difference. If the Purchase Price exceeds the Estimated Purchase Price, Buyer shall promptly pay such excess to the Shareholders.
                    1.3.3.1 Other Equipment. Within four months after the Closing, Buyer, with the full cooperation of the Operating Shareholders, shall prepare and deliver to the

Representative a statement setting forth a physical inventory of the Other Equipment (the “Other Equipment List”). Shareholders shall have up to 30 days thereafter to review the Other Equipment List. If Shareholders believe that any material aspect of such inventory has not been prepared appropriately, the Representative shall, not later than the end of such 30 day period, contact Buyer to attempt to resolve the matter. If the parties are unable to resolve any matter within 30 days, Shareholders and Buyer shall jointly retain (and pay equally the fees of) a nationally recognized accounting firm with no prior relationship with any of the Parties to determine the matter subject to disagreement, and the determination so made shall be final and binding on all parties. On final agreement on or determination of the value of the Other Equipment, an amount shall be distributed from the Escrow Account as provided in the Escrow Agreement (a) to Buyer to the extent that the value of the Other Equipment is less than the estimate made by the Company at the Closing or (b) to the Shareholders to the extent that the value of the Other Equipment is greater than the estimate made by the Company at the Closing.
               1.3.4 Earnout. As additional Purchase Price, Buyer agrees to pay Shareholders up to an additional $1,000,000 if the following conditions are met:
          1.3.4.1 2006 Earnout Payment. If the Rush Customer Revenues during the First Earnout Period exceed $5,269,893, then not later than April 30, 2007 Buyer will make an additional payment (the “2006 Earnout Payment”) to Shareholders of (i) $375,000 plus (ii) 49.81% of the amount by which the Rush Customer Revenues during the First Earnout Period exceed $5,269,893, up to a maximum 2006 Earnout Payment of $750,000. No portion of the $750,000 will be due if the Rush Customer Revenues during the First Earnout Period do not exceed $5,269,893, and the 2006 Earnout Payment shall not exceed $750,000 under any circumstances.
          1.3.4.2 2007 Earnout Payment. If the Rush Customer Revenues during the Second Earnout Period exceed $4,267,784, then not later than April 30, 2008 Buyer will make an additional payment (the “2007 Earnout Payment”) to Shareholders of (i) $125,000 plus (ii) 20.50% of the amount by which the Rush Customer Revenues during the Second Earnout Period exceed $4,267,784, up to a maximum 2007 Earnout Payment of $250,000. No portion of the $250,000 will be due if the Rush Customer Revenues during the Second Earnout Period do not exceed $4,267,784, and the 2007 Earnout Payment shall not exceed $250,000 under any circumstances.
          1.3.4.3 Within thirty (30) days following the end of each calendar month during any Earnout Period, the Buyer shall prepare and submit a written report to the Representative (a “Rush Revenue Report”) setting forth the all material elements of the calculation of Rush Revenue for the period in issue together with such information and documentation as Representative may reasonably request to be able to assess the accuracy of the Rush Revenue Report. The Rush Revenue Report shall be signed by an officer of the Buyer with a statement that said Rush Revenue Report is true, accurate and complete. Within thirty (30) days of the receipt of the Rush Revenue Report, the Representative shall notify Buyer in writing as to whether the report is accepted or rejected (the “Acceptance Period”). Failure of the Representative to object to the report within the Acceptance Period, shall be deemed an acceptance of the Report. Any objections shall be resolved in the same manner as disputes under Section 1.3.3.

          1.3.4.4 If the Earnout is payable, Buyer shall deliver the Earnout Payment to the Representative within five (5) business days after the date that Buyer’s Rush Revenue Report is accepted. The Earnout Payment shall be made by wire transfer of immediately available funds to the account designated by pursuant to Section 1.3.2 above unless Representative notifies Buyer in writing that payment should be made to a different account.
          1.3.4.5 Buyer acknowledges that the possibility of receiving the Earnout comprises a material inducement for the Shareholders to enter into this Agreement and that the customers listed on Schedule 1.3.4 are a valuable on-going asset, and Buyer shall try to retain such customers subject to good commercial practices.
          1.3.4.6 Buyer shall conduct the Business post Closing in such a manner as to be able to track all financial matters and related items necessary for calculating the Earnout due hereunder and, in connection therewith, shall keep true, complete and accurate books of account and records, covering all transactions relating to the subject matter of this Schedule 1.3.4 (“Records”). The Representative may inspect and copy any of all Records during normal business hours, including, but not limited to, Representatives review of Buyer’s Rush Revenue Report. Buyer shall maintain the Records for three (3) years after the expiration of the Second Earnout Period. The inspection of Records requested by Representative shall be conducted at the expense of the Shareholders.
          1.3.4.7 “Rush Customer Revenues” means gross revenues, less sales commissions paid to a third party, of Buyer (as included in its financial statements filed with the Securities and Exchange Commission) from rentals or leasing of equipment (but not from sales of equipment) from the customers listed on Schedule 1.3.4. Buyer shall not have any obligation to accept any business from any of these customers, it being understood that the acceptance of any business will depend on Buyer’s assessment of potential profitability and other factors, including alternative business, but without taking into consideration the Earnout cost to the Buyer.
          1.4 Allocation of Consideration among Shareholders. The Purchase Price shall be allocated among Shareholders as set forth on Schedule 1.4 and each Shareholder has consented to such allocation.
     2. Representations and Warranties Relating to the Company. As an inducement for Buyer to enter into this Agreement, each Shareholder severally represents and warrants to Buyer that each of the following statements is true, correct and complete as of the date hereof, except as set forth in the attached disclosure schedule (with the section involved specifically referenced):
          2.1 Organization and Good Standing. The Company (i) is a corporation duly organized and validly existing in good standing under the laws of the state of Connecticut without limit as to the duration of its existence; (ii) has the requisite power and adequate authority, rights and franchises to own its properties, to carry on its business as now conducted and to make and carry out this Agreement; and (iii) is duly qualified and in good standing in each jurisdiction in which the character of its business makes such qualification necessary (with each such qualification listed on Schedule 2.1).
          2.2 Equity Capitalization. The Company’s authorized capital stock consists of a single class of stock. The names of all record owners of all outstanding Company Equity, and their relative ownership interests, are accurately set forth on Exhibit A . All of the outstanding shares of Company Equity (i) are validly issued, fully paid and non-assessable, (ii) were issued in compliance with all applicable laws, and (iii) are owned of record by the Shareholders and, to the Knowledge of the representing Shareholder, beneficially by the Shareholder of record. The Company has not issued any convertible securities, options, warrants, rights, calls or other commitments of any nature relating to the issuance of additional equity or other securities of the Company or any of its Subsidiaries, and the Company has no obligation to redeem any equity of the Company other than as is set forth in the Shareholders Agreement.
          2.3 Subsidiaries; Interests. Except as set forth on Schedule 2.3, the Company has no Debt (other than trade accounts payable) or equity interest in any other entity, nor any obligation, option or right to acquire any such interest. The Company owns, directly or indirectly, all of the equity interests in all of its Subsidiaries.
          2.4 Authority. The execution, delivery and performance by the Company of this Agreement and each Closing Agreement to which it is listed as a party have been duly authorized by all necessary action and, except as set forth on Schedule 2.6, do not require notice to, or the consent or approval of, any governmental body, regulatory authority or other person. This Agreement and each Closing Agreement to which the Company is listed as a party has been duly executed and delivered by the Company and is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity.
          2.5 No Conflict. The execution and delivery of this Agreement by the Company does not, and the consummation of the Transaction by the Company will not, (a) violate or conflict with the organizational and formation documents of the Company or (b) assuming that the consents listed on Schedule 2.6 have been obtained, constitute a material breach or default, or give rise to any Lien, third-party right of termination, cancellation, material modification or acceleration, under any of its agreements or affect the Company, or (c) violate or conflict with any Law.
          2.6 Consents and Approvals. Except as set forth in Schedule 2.6, neither the execution nor the delivery of this Agreement by the Company nor the consummation of the Transaction will require any consent, approval, authorization or permit of, or filing with or notification to, any Authority or any other Person.
          2.7 Financial Statements. Attached hereto as Schedule 2.7 are true, correct and complete copies of the audited, consolidated financial statements of the Company and its subsidiaries for the fiscal years ended July 31, 2003, 2004 and 2005, and unaudited, consolidated financial statements of the Company and its subsidiaries for the two month period ended

September 30, 2005 (collectively the “Company Financial Statements”). Except as disclosed on Schedule 2.7, the Company Financial Statements (i) comply as to form with applicable accounting requirements and the Accounting Policies, (ii) fairly present the financial condition of the Company (and any subsidiaries) as at the dates thereof and the results of operations of and for the periods covered thereby, and (iii) have been prepared in accordance with GAAP, except for the interim financial statements which do not include all of the information and footnotes required by GAAP for complete financial statements, and, in the opinion of the Shareholders include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the Company’s consolidated financial position and the results of its consolidated operations as of the date thereof and for the periods covered thereby. There is no outstanding claim, liability or obligation of any nature, whether absolute, accrued, known or unknown, contingent or otherwise, other than: (i) liabilities and obligations that are fully reflected, accrued or reserved against on the Company Financial Statements, for which the reserves are appropriate and reasonable; (ii) contractual liabilities or obligations not required to be disclosed in the Company Financial Statements prepared in accordance with GAAP and the Accounting Policies; or (iii) other liabilities and obligations incurred since the date of the Company Financial Statements in the ordinary course of business consistent with the Company’s prior practices.
          2.8 No Subsequent Changes. Except as contemplated in this Agreement and for changes in the ordinary course of business, since July 31, 2005 (i) there have been no changes (whether by sale, destruction, pledge, lease or otherwise) in, or Liens attaching on, the tangible or intangible assets (including licenses, permits and franchises), liabilities or financial condition of the Company and (ii) the Company has not entered into, amended or terminated any commitments, contracts or transactions, or waived any valuable rights. Since July 31, 2005, the Company has not directly or indirectly paid, declared, or set aside any dividends or distributions with respect to, nor repurchased, any of its capital stock or securities of any class, and no events have occurred which could reasonably be expected to have an Adverse Effect.
          2.9 Tangible Assets. Except as set forth in Schedule 2.9, and except for assets subsequently acquired, sold or otherwise disposed of in the ordinary course of business, the Company has good title to all assets reflected in the Company Financial Statements free and clear of all Liens. The tangible assets and currently used properties of the Company, including all the Equipment, are in good operating condition, ordinary wear and tear excepted, and the Company has diligently pursued a program of maintenance consistent with sound industry practice.
          2.10 Accounts Receivable. All accounts receivable, unbilled invoices and other debts due or recorded in the records and books of account of the Company as being due to the Company (less the amount of any provision or reserve therefor made in the records and books of account of the Company) (i) arose in the ordinary course of business and (ii) are collectable in full in the ordinary course of business in the amounts shown.
          2.11 Equipment. Schedule 2.11 is a complete, accurate and correct list of all Equipment, the location thereof, the party in possession thereof and any arrangements or understandings regarding the possession thereof. Schedule 2.11A is list, representing the Company’s good faith estimate of all Other Equipment, the location thereof, the party in possession thereof and any arrangements or understandings regarding the possession thereof.

          2.12 Real Property. The Company does not own any real property, and has leasehold interests only in the properties set forth on Schedule 2.12, which are all of the real property used by it in the Business. True and correct copies of the documents under which the Leased Property is leased (the “Lease Documents”) have been delivered to Buyer. The Lease Documents are unmodified and in full force and effect, and there are no other agreements, written or oral, between the Company and any third parties claiming an interest in the Company’s interest in the Leased Property or otherwise relating to the Company’s use and occupancy thereof. The Company is not in default under the Lease Documents, and no defaults (whether or not subsequently cured) by the Company have been alleged thereunder. To the Company’s knowledge, each landlord named in any of the Lease Documents is not in default thereunder, and no defaults (whether or not subsequently cured) by such landlord have been alleged thereunder, and there are no conditions (including potential claims or governmental actions) which can reasonably be expected to interfere with the lessee’s quiet enjoyment of the property during the term of the applicable lease. Schedule 2.12 sets forth any and all advances, deposits, and prepayments made under the Lease Documents.
          2.13 Intellectual Property. To the Company’s knowledge, the use of Intellectual Property by the Company (including the software used by the Company in its operations) does not infringe any intellectual property rights of another Person. The Company has not received any notice contesting its right to use, or asserting infringement with respect to, any Intellectual Property now used by it in connection with the Business or the operation thereof. The Company (i) owns all rights to the software used in its operations and (ii) possesses the right to use in perpetuity (without royalty or payment) all Intellectual Property used in its business.
          2.14 Contracts. Schedule 2.14 sets forth a correct and complete list of all the Contracts, including all amendments, modifications and waivers thereto. The Company has previously delivered to Buyer true and complete copies of all the Contracts. Except as disclosed on such schedule, each of the Contracts (i) has been duly authorized, executed and delivered by the parties thereto; (ii) remains in full force and effect to the extent of its terms; (iii) is binding on the parties thereto in accordance with and to the extent of its terms and Laws; and (iv) is not subject to, and the Company has not received any written notice threatening or declaring, termination as a result of any existing or alleged uncured breach or default by the Company and, to the Company’s knowledge, no other party is in default thereunder. The Contracts constitute all of the agreements, understandings and contracts of the Company.
          2.15 Litigation; Orders. Except as set forth in Schedule 2.15, there are no pending or, to the Company’s knowledge, threatened lawsuits or claims by or against the Company or any of its properties, assets, operations which (i) involve a claim by or against the Company, (ii) seek any injunctive relief or (iii) relate to the Transaction. The Company is not in default under any Order applicable to the Company or the Company Assets.
          2.16 Employee and Related Matters; ERISA. Schedule 2.16 lists each Employee Benefit Plan providing employee benefits that is maintained or contributed to by the Company. The Company has delivered to Buyer true, complete and correct copies of each Employee Benefit Plan. Each Employee Benefit Plan has been operated and administered in all respects in accordance with Laws. There are no pending or, to the Company’s knowledge, threatened claims against any of the Employee Benefit Plans by any employee or beneficiary covered under any Employee Benefit Plan or otherwise involving any Employee Benefit Plan.
          2.17 Absence of Changes or Events. Since July 31, 2005, (i) there has not been an Adverse Effect on the Company, and (ii) the Company’s business has been conducted in the ordinary course.
          2.18 Compliance with Laws. The Company is in compliance with all Laws, including Environmental Laws. The Company is not in default under any Order applicable to the Company or any of the properties, assets, operations or businesses of the Company.
          2.19 Certain Environmental Matters. Neither the Company nor any predecessor has been involved in any way in the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances. Neither the Company nor, to the Company’s knowledge, any other person has placed, stored, buried, dumped or disposed of any Hazardous Substances or any materials produced by, or resulting from, any business, commercial or industrial activities, operations or processes on, beneath, or adjacent to the Locations, except to the extent handled or reported and remedied in all respects in accordance with the Environmental Laws. The Company has not received written notice of any alleged violation of Environmental Law or liability for any release of any Hazardous Material in connection with the Locations or the operations of the Company, and there exists no Order, nor any lawsuit, proceeding, citation, summons, notice or government agency investigation either relating thereto or advising the Company that it is responsible or potentially responsible for actual or potential response costs with respect to a release, a threatened release or a clean-up of materials (including Hazardous Substances). There are no past, present or, to the Company’s knowledge, future events, conditions, circumstances, activities, practices, incidents, actions or plans that can reasonably be expected (i) to interfere with or prevent the Company and the Locations from complying in all respects with the Environmental Laws or (ii) to form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances by the Company or at a Location.
          2.20 Taxes.
               2.20.1 Payment. The Company has filed or caused to be filed in a timely manner (within any applicable extension periods) with the appropriate Tax Authorities all Tax Returns it is required to have filed, and has paid or provided for all Taxes it is required to have paid and has complied in all respects with any applicable employee withholding obligations. The Company has delivered to Buyer correct and complete copies of all federal income tax returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 2000. The amount of the Company’s liability for unpaid Taxes (whether actual or contingent) for all periods through the date hereof does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Company Balance Sheet (other than Taxes which have accrued in the ordinary course of business after the date of such Company Balance Sheet).

               2.20.2 Basis Information. Schedule 2.20.2 sets forth the following information with respect to the Company as of the most recent practicable date: (A) its basis in its assets; (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to it; and (C) the amount of any deferred gain or loss allocable to it arising out of any deferred intercompany transaction. None of the Company’s assets is treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code.
               2.20.3 Tax Claims. Except as set forth in Schedule 2.20.3, the Company’s Tax Returns have never been audited by a government or Taxing Authority, nor is any such audit in process or pending, and the Company has not been notified of any request for such an audit or other examination. The Company has not executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax. The Company has not received any notice from any Taxing Authority in a jurisdiction where it has not filed Returns that it may be subject to taxation in that jurisdiction. There are no Liens or assessments against the Company or any of its assets relating to Taxes. No claim for assessment or collection of Taxes is presently being asserted against the Company, and the Company is not a party to any pending action, proceeding, or investigation by any Taxing Authority, nor does the representing Shareholder have knowledge of any such threatened action, proceeding or investigation.
               2.20.4 Tax Elections, Etc. The Company has never (i) filed a consent under Section 341 (f) of the Code concerning collapsible corporations; (ii) made any payments, nor is it a party to any contract that could obligate it to make any payments, that will not be deductible under Section 28OG, 404 or 162(m) of the Code; (iii) entered into any tax allocation or sharing agreement and the Company has not assumed or agreed to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax; (iv) been (or has any liability for unpaid taxes because it once was) a member of an affiliated group during any part of any consolidated return year within which any corporation other than the Company and its current Subsidiaries was also a member of that affiliated group; (v) been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code; (vi) agreed to make, nor is it required to make, any adjustment under Section 481 of the Code by reason of any change in accounting method, (vi) been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes or (vii) a “reporting corporation” subject to the information reporting and record maintenance requirements for foreign owned companies under Section 6038A of the Code.
          2.21 Employee and Labor Relations. The Company is not a party to any collective bargaining agreement with its employees. There is no labor strike, dispute, or work stoppage or lockout pending or, to the Company’s knowledge, threatened against or affecting the Company. To the Company’s knowledge, no union organizing campaign is in progress with respect to the employees of the Company. There is no unfair labor practice charge or complaint against the Company pending or, to knowledge of the Company, threatened before the National Labor Relations Board. There is no pending or, to the knowledge of the Company, threatened employee grievance. No charges with respect to or relating to the Company are pending before any Authority responsible for the prevention of unlawful employment practices. Schedule 2.21 lists the names and current compensation of all employees of the Company, and there are no commitments to increase such compensation in the future. No person has left the employment of the Company since July 31, 2005 nor, to the representing Shareholder’s knowledge, has any plans to terminate his or her employment with the Company, and the Company’s employee relations are satisfactory.
          2.22 Insurance. The properties and assets of the Company which are of an insurable character are insured against loss or damage by fire and other risks, and the Company has liability and worker’s compensation insurance with independent carriers. Schedule 2.22 correctly sets forth all policies of insurance maintained by the Company, all of which are in full force and effect.
          2.23 Bank Accounts. Schedule 2.23 sets forth the names and locations of all banks and other financial institutions at which the Company maintains accounts of any nature, the type of accounts maintained at each such institution and the names of all persons authorized to draw thereon or make withdrawals therefrom.
          2.24 Related Party Transactions. None of the Company’s officers, directors or Shareholders, nor any of their Affiliates (excluding both publicly traded companies whose stock is owned by the Crown Shareholders and privately held companies whose stock is owned by the Crown Shareholders but the privately held company is not controlled and operated by the Crown Shareholders), (i) own, directly or indirectly, individually or collectively, an interest in a corporation, partnership, firm or association, which is either a competitor, reasonably likely potential competitor, significant customer or supplier of the Company or has an existing contractual relationship with the Company or is engaged directly or indirectly in the Business except through the Company; (ii) owns any direct or indirect interest in any Company Asset; (iii) owes any money to or is owed any money by the Company, other than indebtedness for compensation earned and not yet paid in the ordinary course of business; (iv) has received any increase in their annual rate of salary or any special bonus or compensation since July 31, 2005; or (v) will retain any rights against the Company after the Closing except as set forth in this Agreement or a Closing Agreement.
          2.25 Certain Payments. Neither the Company nor any director, officer, agent, or employee of the Company or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any Law, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.
          2.26 Change of Control Payments. Except as set forth in Schedule 2.26, neither the execution and delivery of this Agreement nor the consummation of the Transaction will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Company from the Company, (ii) increase any benefits otherwise payable under any other

Employee Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
          2.27 Brokers and Financial Advisors. No broker, financial advisor, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Company or the representing Shareholder.
          2.28 Accuracy of Statements. To the representing Shareholder’s knowledge, this Agreement (including all schedules and exhibits) and any other documents or certificates prepared by the Company furnished or to be furnished to Buyer by or on behalf of the Company in connection herewith as of their respective dates did not, and (unless specifically corrected in a written document delivered to Buyer) as of the date hereof, do not (i) contain any untrue statements, or (ii) omit to state a fact necessary in order to make the statements contained herein and therein not misleading. To the Representing Shareholder’s knowledge, there is no fact known to the Company or to Shareholders (other than matters relating to the economy generally) that could reasonably be expected to have an Adverse Effect, now or in the foreseeable future.
     3. Several Representations and Warranties of Shareholders. As an inducement for Buyer to enter into this Agreement, each Shareholder severally represents and warrants to Buyer that, except as set forth in the schedules attached to this Agreement, each of the following statements is true and correct as of the date hereof:
          3.1 Ownership. Shareholder is the record and beneficial owner of the Company Equity shown on Exhibit A, free and clear of any and all Liens. There are no outstanding subscriptions, warrants, options, calls, commitments or other rights or agreements to which that Shareholder is bound relating to such Company Equity, other Company securities, interests, stakes and/or options, and no Person other than that Shareholder and, as applicable, that Shareholder’s spouse, holds any interest in such Company Equity.
          3.2 Authority. Shareholder has full power and authority to enter into this Agreement and any Closing Agreements to which he or she is a party and to consummate the Transaction. This Agreement has been duly executed and delivered by Shareholder and constitutes the legal, valid and binding agreement of that Shareholder, enforceable against that Shareholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity. Upon execution and delivery by Shareholder, each Closing Agreement to which that Shareholder is listed as a party will be a legal, valid and binding obligation of Shareholder enforceable against that Shareholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity.
          3.3 No Conflicts. The execution, delivery and performance by Shareholder of this Agreement and the consummation of the Transaction (including the execution, delivery and performance by Shareholder of any Closing Agreements to which that Shareholder is a party) do not (i) violate any Permit, Law or Order applicable to Shareholder; (ii) result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, or result in the creation of any Lien upon Shareholder’s assets under, any of the terms, conditions or provisions of any contract, Order or Permit to which Shareholder is a party; or (iii) require the consent of any third party or Authority.
          3.4 Accuracy of Statements. The representations and warranties set forth in this Paragraph 3 made by the Representing Shareholder, (including all schedules and exhibits related thereto) and any other documents or certificates prepared by the Representing Shareholder furnished or to be furnished to Buyer by or on behalf of such Shareholder in connection herewith as of their respective dates did not, and (unless specifically corrected in a written document delivered to Buyer) as of the date hereof, do not (i) contain any untrue statements, or (ii) omit to state a fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to such Shareholder (other than matters relating to the economy generally) that could reasonably be expected to have an Adverse Effect, now or in the foreseeable future.
     4. Representations and Warranties of Buyer. As an inducement for Shareholders to enter into this Agreement, Buyer represents and warrants to Shareholders that each of the following statements is true and correct as of the date hereof:
          4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California.
          4.2 Authority. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and each Closing Agreement to which Buyer is listed as a party and to consummate the Transaction. All necessary corporate action required to have been taken by or on behalf of Buyer by Law or its organizational documents has been taken to authorize (a) the approval, execution and delivery on behalf of Buyer of this Agreement and each Closing Agreement to which Buyer is listed as a party, (b) the performance by Buyer of its obligations under this Agreement and each Closing Agreement to which Buyer is listed as a party, and (c) the consummation by Buyer of the Transaction. This Agreement and each Closing Agreement to which Buyer is listed as a party constitutes a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity.
          4.3 No Conflict. The execution and delivery of this Agreement by Buyer does not, and the consummation of the Transaction by Buyer will not, (a) violate or conflict with the organizational and formation documents of Buyer, or (b) constitute a material breach or default or give rise to any Lien, third-party right of termination, cancellation, material modification or acceleration under any material agreement, understanding or undertaking to which Buyer is a party or by which Buyer is bound, or violate or conflict with any Law, except for violations, conflicts, breaches, defaults or similar occurrences that are not reasonably expected to have an Adverse Effect.
          4.4 Consents and Approvals. Except for such filings, permits, authorizations, consents, and approvals as may be required under applicable securities laws,

neither the execution and delivery of this Agreement by Buyer, nor the consummation of the Transaction will require any consent, approval, authorization or permit of, or filing with or notification to, any Authority, except where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification could not reasonably be expected to have an Adverse Effect.
          4.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Buyer.
          4.6 Net Worth. Buyer has, and will have, the financial ability and sufficient cash on hand to pay the Purchase Price and the Earn Out.
     5. Covenants of Shareholders and the Company. Except as contemplated by this Agreement and with the prior written consent of Buyer, which will not be unreasonably withheld or delayed, until the Closing Date or the termination of this Agreement, Shareholders and the Company agree that:
          5.1 Ordinary Conduct. The Company shall use reasonable efforts (i) to operate its business in the ordinary course, consistent with past practice, (ii) to retain the goodwill of its suppliers, customers, distributors, and employees and (iii) to maintain its property in good repair, order and condition.
          5.2 Contracts. Except for any transaction or series of related transactions involving less than $25,000 entered into in the ordinary course of its business, the Company will not enter into any Contract or amend any Contract.
          5.3 Books and Records. The Company’s books, accounts and records will be maintained in the usual, regular and ordinary manner, and on a basis consistent with the Company Financial Statements and past practices.
          5.4 Charter and Bylaws. The Company’s charter documents will not be amended, modified or otherwise edited.
          5.5 Dividends and Redemptions. The Company will not declare, pay or set aside for payment any dividend or other distribution in respect of the Company’s capital stock, nor, directly or indirectly, grant, issue or sell, redeem, purchase or otherwise acquire any shares of the Company’s capital stock or securities exchangeable for or convertible into the Company’s capital stock, including warrants, options, rights, calls or other commitments of any nature. Until the earlier of the Closing or a termination of this Agreement pursuant to paragraph 9 below, the Company and each Shareholder hereby waives any right arising under the Stockholders Agreement to have their Shares redeemed by the Company on the price and terms set forth in the Stockholders Agreement and agrees to accept in lieu thereof their allocable share of the Purchase Price as more fully described in Section 1.4 above.
          5.6 No Sales of Stock. Neither the Company nor any Shareholder will authorize, grant, issue or sell any (i) capital stock of the Company; or (ii) securities exchangeable for or convertible into such capital stock, including warrants, options, rights, calls or other commitments of any nature.
          5.7 Insurance. The Company will use reasonable efforts to maintain in effect all of its policies of insurance now in effect (or secure comparable replacement policies in the event the insurer cancels or declines to renew such policies) and to give all notices and present all claims under all such policies to Buyer in a timely fashion.
          5.8 Compensation. The Company will not increase the compensation of any of its officers or employees or adopt or amend any Employee Benefit Plan or collective bargaining agreements, except that, in the ordinary course of its business, the Company may make a one-time increase of not more than 5% in the compensation of any employee (other than its officers).
          5.9 Representations True. Each Shareholder and the Company will use reasonable efforts to prevent the occurrence of any event that would cause any of their representations and warranties set forth in this Agreement not to be true and correct. Shareholders will promptly inform Buyer upon discovery that any representation or warranty ceases to be true or correct.
          5.10 Exclusivity. None of the Company, Shareholders, or their agents and representatives will directly or indirectly initiate or solicit any proposal with respect to (i) the purchase of any equity interest in the Company; (ii) the purchase of all or any significant portion of the Company Assets; or (iii) a merger, consolidation or similar transaction involving the Company (each, an “Acquisition Proposal”). The Company and Shareholders will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Shareholders will notify Buyer in writing immediately if any such inquiries or communications relating to an Acquisition Proposal are received. The Company and Shareholders will be responsible for their agents and representatives complying with the provisions of this Section.
          5.11 Access. The Company shall make available to Buyer and its representatives, during normal business hours and upon reasonable notice, all employees, systems, documents and information which may be required to review, and to complete full due diligence with respect to, the Company’s business, finances, contracts, liabilities and any other matter relevant to the Transaction.
          5.12 Confirmation of Title. At and following the Closing, Shareholders shall promptly from time to time execute and deliver any assignments or other assurances which Buyer shall reasonably advise Shareholders are appropriate to vest, perfect or confirm title in Buyer to the Shares or (in the case of the Operating Shareholders) the Business.
          5.13 Closing Agreements. At the Closing, all Shareholders and the Company will execute and deliver the Closing Agreements to which it is a party.
          5.14 Updates. Within 30 days of the end of each calendar month, the Company will provide Buyer with unaudited, consolidated financial statements of the Company and its subsidiaries for that calendar month, which statements shall comply with the second sentence of Section 2.7. No later than five (5) business days prior to Closing and at the Closing, the Company will provide Buyer with updates, if necessary, as of each such date of all schedules delivered pursuant to Section 2 hereof, including, without limitation, revisions of Schedules 2.11 (Equipment), 2.12 (Leases), 2.14 (Contracts) and 2.21 (Employees and Compensation).
     6. Covenants of Buyer. Except as contemplated by this Agreement and with the prior written consent of the Company and the Representative, which will not be unreasonably withheld or delayed, until the Closing Date or the termination of this Agreement:
          6.1 Representations True. Buyer will use reasonable efforts to prevent the occurrence of any event that would cause any of its representations and warranties set forth in this Agreement not to be true and correct in any respect. Buyer will promptly inform the Company and the Representative upon discovery that any representation or warranty ceases to be true or correct in any respect.
          6.2 Closing Agreements. At the Closing, Buyer will execute and deliver the Closing Agreements to which it is a party.
     7. Mutual Covenants.
          7.1 Post Closing Confidentiality. Following the Closing, each Shareholder will treat the information of the Business as confidential information belonging to Buyer and shall accord such information the same protection as the Shareholder gives to his or her own confidential information.
          7.2 Pre-Closing Confidentiality. In connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby Buyer acknowledges that it will have access to the information concerning the business, finances, employees, customers and prospects of the Company (“Company Confidential Information”). Prior to Closing, Buyer shall hold the Company Confidential Information in strict confidence and not disclose such Company Confidential Information to any third party or use it for any purpose other than for the purposes contemplated by this Agreement. Buyer agrees that it will employ all reasonable steps to protect the Company Confidential Information from unauthorized or inadvertent disclosure or use, including without limitation, all steps that it takes to protect its own information that it considers proprietary and trade secret. Buyer may disclose Confidential Information to its responsible employees and representatives but only to the extent necessary for the purposes described in this Agreement. Following the Closing, the foregoing confidentiality provisions shall apply to each Shareholder, and each Shareholder agrees to follow them as if the term Buyer was replaced by Shareholder. Buyer shall instruct all such employees and representatives not to disclose such Confidential Information to third parties and not to use it for any purpose except as contemplated by this Agreement without the prior written permission of the Company. Notwithstanding the foregoing, information will not be deemed Company Confidential Information if and to the extent it (i) was already known to the Buyer prior to August 1, 2005 as established by documentary evidence and not subject to any obligation of confidentiality; (ii) is in or has entered the public domain through no breach of this Agreement or other wrongful act of the Buyer (iii) has been rightfully received by the Buyer from a third party without breach of any obligation of confidentiality by such third party (iv) has been approved for release by written authorization of the Company or (v) is required to be disclosed pursuant to a final binding order of a governmental agency or court of competent jurisdiction, provided that the Company has been given reasonable notice of the pendency of such order and an opportunity to contest it. In the event of any termination of this Agreement for any reason whatsoever, Buyer shall promptly return to the Company all Company Confidential Information in tangible form, including without limitation, all copies thereof in whatever medium fixed, including all such items, material and information in its possession or control or in the possession or control of any person permitted access to the Company Confidential Information. In the event of the Closing, each Shareholder shall promptly return to the Company all Company Confidential Information in tangible form, including without limitation, all copies thereof in whatever medium fixed, including all such items, material and information in its possession or control or in the possession or control of any person permitted access to the Company Confidential Information by such Shareholder.
          7.3 Non-Solicitation. For a period of fifteen months following a termination of this Agreement for any reason whatsoever, Buyer shall not without the Company’s prior written consent, directly or indirectly, alone or as a partner, joint venturer, officer, manager, employee, consultant, agent, independent contractor, member or stockholder of any company or business (i) provide the same or substantially the same products or services to any Company Customer unless (x) Buyer provided products or services to such Customer within the eighteen month period preceding the date of this Agreement or (y) a Company Customer seeks products or services from Buyer without any direct solicitation from Buyer; (ii) directly or indirectly, employ any person who is employed by the Company at any time during the term hereof, or in any manner seek to induce any such person to leave his or her employment with the Company, or (iii) induce or attempt to induce any customer, supplier, licensee, or business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of the Company. The parties hereby agree that the foregoing provision shall not be breached solely because Buyer or any of its officers, directors or employees owns any securities of any corporation that is publicly owned and traded, provided that such ownership is in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such corporation. As used herein, the term “Company Customer” means (i) any person or entity who is a customer of the Company during the Term of this Agreement, or (ii) any person or entity who was a customer of the Company during the eighteen month period preceding the date of this Agreement.
          7.4 Publicity. Each of the parties agrees that no public release or announcement concerning the Transaction will be issued by any party without the prior consent of Buyer and the Representative (which consent will not be unreasonably withheld or delayed).
          7.5 Reasonable Efforts; Additional Agreements. Subject to the terms and conditions provided herein, each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things reasonably necessary, proper or advisable under any Laws to consummate and make effective the Transaction, including executing any additional agreements, instruments or other documents necessary to consummate the Transaction. Each party will use reasonable efforts to make or cause to be made all filings with appropriate Authorities and to obtain all Permits, approvals, authorizations and consents of all third parties necessary to consummate the Transaction. As promptly as practical, each party will furnish any information reasonably requested by another party in connection with any such filings.
     8. Conditions to Consummation of the Transaction.
          8.1 Conditions to All Parties’ Obligations. The respective obligations of the parties to consummate the Transaction will be subject to the satisfaction (or waiver in writing by both parties) as of the Closing of the following conditions:
               8.1.1 Governmental Approvals. Any prior notice or approvals to or of any Authority required with respect to the Transaction will have been either filed, in the case of notices, or received, in the case of approvals.
               8.1.2 No Order. No Authority will have enacted, issued, promulgated, enforced or entered any Law or Order which remains in effect, and which has the effect of making the Transaction illegal or otherwise prohibiting its consummation.
          8.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transaction are subject to the satisfaction (or waiver in writing by Buyer, in Buyer’s sole and absolute discretion) as of the Closing of the following conditions:
               8.2.1 Representations, Warranties and Covenants. The representations and warranties of Shareholders and the Company made in this Agreement will be materially true and correct as of the date of this Agreement and, except as specifically contemplated by this Agreement, as of the Closing, as though made as of the Closing (except to the extent such representations specifically relate to an earlier date, in which case such representations will be materially true and correct as of such earlier date), and Buyer will have received from the Company and each Shareholder a certificate dated as of the Closing and signed by an authorized officer of the Company confirming the foregoing.
               8.2.2 Covenants. Shareholders and the Company will have performed or complied with all material obligations and covenants required by this Agreement to be performed or complied with by Shareholders or the Company by the Closing; and Buyer will have received from each Shareholder a certificate dated as of the Closing confirming the foregoing.
               8.2.3 Certificate of Good Standing. Buyer will have received certificates issued by the state of Connecticut evidencing the good standing of the Company and each of its subsidiaries as of a date not more than ten days prior to the Closing.
               8.2.4 Resolutions. Buyer will have received from Shareholders certified copies of resolutions duly adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement, the Closing Agreements to which the Company is listed as a party, and the consummation of the Transaction.
               8.2.5 Consents Obtained. Shareholders and the Company will have obtained all of the consents and approvals required for the execution, delivery and performance of this Agreement by them, unless the failure to obtain such consents or approvals is a result of a breach by Buyer.
               8.2.6 Closing Documents. Buyer will have received, in form and substance reasonably satisfactory to its counsel, each and every closing document, including the Closing Agreements, required to be delivered to it as set forth in this Agreement.
               8.2.7 Certificates. Shareholders shall each have delivered all of their certificates for Company Equity duly endorsed for surrender and cancellation.
               8.2.8 Due Diligence. Buyer will have completed its due diligence, and the results are satisfactory to Buyer; provided that this Section 8.2.8 shall expire and be of no force or effect on and after January 1, 2006.
          8.3 Conditions to Shareholders’ Obligations. The obligations of Shareholders to consummate the Transaction are subject to the satisfaction (or waiver in writing by the Representative, in Representative’s sole and absolute discretion) as of the Closing of the following conditions:
               8.3.1 Representations, Warranties and Covenants. The representations and warranties of Buyer made in this Agreement will be materially true and correct as of the date of this Agreement and as of the Closing, as though made as of the Closing (except to the extent such representations specifically relate to an earlier date, in which case such representations will be materially true and correct as of such earlier date) and the Company will have received from Buyer a certificate dated as of the Closing and signed by an authorized officer of Buyer confirming the foregoing.
               8.3.2 Covenants. Buyer will have performed or complied with all material obligations and covenants required by this Agreement to be performed or complied with by Buyer by the Closing; and the Company will have received from Buyer a certificate dated as of the Closing and signed by an authorized officer of Buyer confirming the foregoing.
               8.3.3 Resolutions. The Company will have received certified copies of resolutions duly adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the Transaction, and such resolutions will not have been revoked and will remain in full force and effect.
               8.3.4 Consents Obtained. Buyer will have obtained all of the consents and approvals required for the execution, delivery and performance of this Agreement by it, unless the failure to obtain such consents or approvals is a result of a breach by the Company or Shareholders.
               8.3.5 Closing Documents. The Company will have received, in form and substance reasonably satisfactory to its counsel, each and every closing document, including the Closing Agreements, required to be delivered to it as set forth in this Agreement.

     9. Termination.
          9.1 Termination. This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing:
               9.1.1 Mutual Consent. By mutual written consent of Buyer and the Representative;
               9.1.2 Injunction or Delay. By either Buyer or the Representative if (i) any Authority or court of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any Order which remains in effect, and which has the effect of making the Transaction illegal or otherwise prohibiting consummation of the Transaction and such Order is or will have become nonappealable, or (ii) the Transaction has not been consummated by March 1, 2006; provided that no party may terminate this Agreement pursuant to this clause (ii) if such party’s failure to fulfill any of its obligations under this Agreement was the reason that the Closing will not have occurred on or before said date;
               9.1.3 Breach by Buyer. By the Representative if any representation or warranty of Buyer is untrue, or Buyer has breached any of its covenants or agreements hereunder, and the breach remains uncured for more than 5 business days after written notice thereof from the Representative; or
          9.2 Breach by Shareholders. By Buyer, if any representation or warranty of Shareholders is untrue, or Shareholders have breached any of their covenants or agreements hereunder, and the breach remains uncured for more than 5 business days after written notice thereof from Buyer.
          9.3 Effects of Termination. If this Agreement is terminated as provided herein, this Agreement will become void and of no further force and effect, except for the provisions of (a) Sections 7.2, 7.3 and 7.4, relating to Company Confidential Information, Non-Solicitation and publicity, (b) Section 12.1 relating to expenses, (c) Section 12.2 relating to the acknowledgment by each of the parties that no additional representations were made by or on behalf of any other party hereto other than those set forth in this Agreement, (d) Section 12.6 relating to notices, (e) Section 12.9 relating to disputes, and (f) this Section 9. Nothing in this Section 9 will be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.
     10. Indemnification.
          10.1 Indemnity. Buyer, on the one hand, and Shareholders, severally, on the other hand, each agrees to indemnify and hold the other side harmless from and against any Losses suffered as a result of third party claims arising out of any material breach of the Indemnifying Party’s warranties, representations or covenants in this Agreement, including in the case of each Shareholder, any Losses suffered by Buyer as a result of any breach of the Company’s warranties, representations or covenants in this Agreement. Shareholders, severally, agree to indemnify and hold Buyer and the Company harmless from and against any Losses suffered by either Buyer or the Company as a result of third party claims resulting from the payments made to the Phantom Shareholders in accordance with Section 1.3.2.1.
          10.2 Time for Claim. The representations, warranties and covenants contained in this Agreement shall survive the Closing, but no party may seek indemnity under this Section 10 or any other recovery or remedy for any Losses under this Agreement or with respect to the Transaction unless it has provided written notice of the Claim to the Indemnifying Party within two years from the Closing; provided, however, Claims in connection with or with respect to Sections 1.3.4 (Earnout) 2.1 (Organization and Good Standing), 2.2 (Equity Capitalization), 2.4 (Authority), 2.6 (Consents and Approvals), 2.20 (Taxes), 3.1 (Ownership), 3.2 (Authority), 3.3 (No Conflicts), 4.1 (Organization and Good Standing), 4.2 (Authority) or 4.4 (Consents and Approvals) and Claims for actual fraud may be brought at any time permitted by law. This indemnification provision is the exclusive remedy of the parties hereto with in connection with any recoupment for any Losses suffered by such Party as a result of any matter described in this Article 10.
          10.3 Procedure.
               10.3.1 Notice. Promptly upon receipt by an Indemnified Party of (i) any tax audit or proceeding for the assessment of any tax by any Taxing Authority or any other proceeding likely to result in the imposition of a liability or obligation for Taxes required to be indemnified hereunder or (ii) a notice of a Claim by a third party that may give rise to a Claim hereunder, the Indemnified Party shall give written notice thereof to the Indemnifying Party, although failure to do so shall not affect the right to indemnification except to the extent of actual prejudice.
               10.3.2 Control of Defense. The Indemnified Party shall allow the Indemnifying Party to assume control of the defense of any such action brought by a third party. Such defense will be conducted by reputable attorneys retained by the Indemnifying Party at the Indemnifying Party’s cost and expense. The Indemnified Party will have the right to participate in such proceedings and to be separately represented by attorneys of its own choosing at its own expense.
               10.3.3 Effect. The Indemnifying Party may contest or settle any third party Claim on such terms as the Indemnifying Party may choose, however, the Indemnifying Party will not have the right, without the Indemnified Party’s written consent, to settle any such Claim if such settlement (i) arises from or is part of any criminal action, suit or proceeding, (ii) contains an admission of wrongdoing on the part of the Indemnified Party, or (iii) provides for injunctive relief which is binding on the Indemnified Party.
               10.3.4 Cooperation. The Indemnifying Party and the Indemnified Party shall cooperate in determining the validity of any Claim for any Loss for which a Claim of indemnification may be made hereunder. Each party shall also use all reasonable efforts to minimize all Losses. In any case, the Indemnifying Party and the Indemnified Party shall cooperate and assist each other in such defense, and shall make available to the other all records, documents and information (written or otherwise) relevant to such defense.

               10.3.5 Subrogation. If an Indemnifying Party makes any payment under this Section 10, then, to the extent of such payment and subject to the rights of the Indemnified Party to recover any other Losses first from such third party, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any insurer or third party. However, Shareholders will not have the right of subrogation against the Company following the Closing.
          10.4 Limitations. Other than in connection with Sections 2.1, 2.2, 2.4, 2.20, 3.1, 3.2 and 3.3 and with respect to fraud, (a) no amount shall be payable by Shareholders with respect to claims made pursuant to Section 10.1 for Losses suffered as the result of misrepresentations or breaches of representations, warranties, or covenants unless and until the amount of all such claims exceeds $30,000 in the aggregate, at which time the full amount of any such Losses shall then be owed, (b) all amounts payable by Shareholders with respect to claims made pursuant to Section 10.1 for Losses shall first be satisfied from the Escrow Account and (c) all amounts payable by Shareholders with respect to claims made pursuant to Section 10.1 for Losses shall be treated as an adjustment to the Purchase Price for Tax purposes. In addition to the foregoing, other than in connection with Section 2.20 and with respect to fraud, no amount payable by any Shareholder with respect to claims made pursuant to Section 10.1 shall exceed the portion of the Purchase Price actually received by such Shareholder.
     11. Other Covenants.
          11.1 Covenant Not to Compete or Solicit. In consideration of the payment of the Purchase Price on the Closing Date, each Operating and non-Operating Shareholder covenants and agrees that during the one-year and four-year periods, respectively, commencing on and immediately following the Closing Date, such Shareholder shall not engage in the Business or any other business that provides the same or substantially the same products or services, whether directly or indirectly, anywhere in the United States; provided, however, that each Shareholder may own any securities of any corporation which is engaged in the Business and is publicly owned and traded but (in the case of shareholders other than the Crown Shareholders as to whom no limit on ownership shall apply) in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such corporation; and further provided that the Crown Shareholders may own any amount of the equity interest in any non-public entity which engages in the Business or any other business that provides the same or substantially the same products or services, whether directly or indirectly, anywhere in the United States provided that the Crown Shareholders do not operate and control such entity. For a period of two years following the termination of his employment with the Company for any reason whatsoever, each Operating Shareholder shall not without Buyer’s prior written consent, directly or indirectly, alone or as a partner, joint venturer, officer, manager, employee, consultant, agent, independent contractor, member or stockholder of any company or business (i) directly or indirectly, employ any person who is employed by Buyer or the Company at any time during the term hereof, or in any manner seek to induce any such person to leave his or her employment with Buyer or the Company, or (ii) induce or attempt to induce any customer, supplier, licensee, or business relation of Buyer or the Company to cease doing business with Buyer or the Company or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of Buyer or the Company. Each Shareholder acknowledges that compliance with this provision is necessary and proper to preserve and protect the value of the Business acquired by Buyer under this Agreement and to insure that the parties receive the benefits intended to be conveyed by this Agreement, and the Company further acknowledges that it currently engages in the Business throughout the world. Each Shareholder agrees that any failure by such Shareholder to comply with the provisions of this paragraph shall entitle Buyer, in addition to such other relief and remedies as may be available, to seek equitable relief without proof of actual damages, including, but not limited to, the remedy of injunction. Resort to any remedy shall not prevent the concurrent or subsequent use of any other remedy, or preclude the recovery by Buyer of monetary damages and compensation.
          11.2 Cooperation of Shareholders after Closing. After the Closing, each of the Operating Shareholders shall cooperate with Buyer as reasonably requested for the purposes of transitioning any Company Assets so as to enable Buyer to conduct the Business. In the event that Shareholders receive any payments after the Closing Date relating to the Business, Shareholders will immediately remit to Buyer all such funds without offset or deduction of any kind.
          11.3 Transaction Tax. With the cooperation of Buyer, Shareholders shall prepare and file any applicable documentary, stamp, sales and use tax returns relating to the Transaction, and pay any documentary, stamp, sales or use tax due thereon.
          11.4 Uncollected Accounts Receivable. The Buyer shall cause the Company to use all commercially reasonable efforts to collect the accounts receivable of the Company included in the calculation of Threshold Capital. To the extent the face amount of any accounts receivable of the Company included in the calculation of Threshold Capital not actually collected by the first anniversary of the Closing exceeds the reserve for collection included in that calculation, (i) Buyer shall transfer all of the uncollected accounts receivable to the Shareholders (the “Retransferred Accounts”) and shall be entitled to a payment from the Escrow for such excess, and (ii) if the Escrow (less any pending or resolved Escrow Claims) is insufficient to cover such excess, Shareholders shall collectively purchase, and Buyer shall sell to Shareholders, a portion of such uncollected accounts receivables with a face amount equal to the remaining excess for an amount of cash equal to such remaining excess. The Shareholders shall have the right to take any action permitted in law or equity to collect any purchased Accounts Receivable.
     12. Miscellaneous.
          12.1 Expenses. Whether or not the Transaction is consummated, all fees, costs and expenses incurred in connection with this Agreement and the Transaction will be paid by the party on whose behalf such fees, costs or expenses are incurred (with all fees, costs or expenses incurred in the Transaction on the selling side to be borne by Shareholders and not the Company), and the Shareholders, on the one hand, and Buyer, on the other hand, will indemnify the other against any cost required to borne by the indemnifying party.
          12.2 Entire Understanding. This Agreement, the schedules and definitions attached hereto, and the other agreements referred to herein or executed contemporaneously herewith set forth the entire agreement and understanding of the parties hereto in respect to the Transaction, and supersede all prior written and oral agreements, arrangements and understandings relating to the subject matter hereof. There have been no representations or statements, oral or written, that have been relied on by any party hereto, except those expressly set forth in this Agreement.
          12.3 Representations and Warranties Survive. Each representation and warranty in this Agreement or in the exhibits, schedules or certificates delivered pursuant to this Agreement will survive the Closing for the period set forth in Section 10.2 above, and any investigation or knowledge by the party to whom they are made.
          12.4 Modifications. This Agreement may not be amended, altered or modified except by a writing signed by the Representative and Buyer, in each party’s sole and absolute discretion.
          12.5 Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy (except for the provisions for resolving disputes under Section 1.3.3 and the provisions of Article 10), and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.
          12.6 Notices. All notices under this Agreement will be in writing and will be delivered by personal service or telegram, telecopy or certified mail (if such service is not available, then by first class mail), postage prepaid, to such address as may be designated from time to time by the relevant party, and which will initially be as set forth below. Any notice sent by certified mail will be deemed to have been given three (3) days after the date on which it is mailed. Any notice sent by telecopy will be deemed to have been given on that date if it is received between the hours of 8:00 a.m. to 5:00 p.m. on a business day; otherwise it will be deemed to be given on the following business day. All other notices will be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party. Notices will be addressed as follows or to such other address as the party to whom the same is directed will have specified in conformity with the foregoing:

If to Buyer:	With a copy to:

Steve Markheim	Theodore E. Guth, Esq.
Electro Rent Corporation	Guth Christopher LLP
6060 Sepulveda Boulevard	10866 Wilshire Blvd., Suite 1250
Van Nuys, CA 91411-2501	Los Angeles, CA 90024
Tel: 818.374.6300	Tel: 310.234.6939
Fax: 818.786.4354	Fax: 310.470.8354

If to the Shareholders:	With a copy to:

To the addresses set forth in Exhibit A	Paul Berg, Esq.
Berkowitz, Trager & Trager, LLC
8 Wright Street

Westport, Connecticut
Tel: 203-226-1001
Fax:203-226-3801

If to the Shareholders’ Representative:

John Cavanaugh
95 Olney Road
Wethersfield, CT 06109
Tel no.: 860-529-1977
Fax no.: 203-265-5052
          12.7 Parties.
               12.7.1 No Third Party Benefits. Except as otherwise expressly provided herein, none of the provisions of this Agreement will be for the benefit of, or enforceable by, any third party beneficiary.
               12.7.2 No Assignment. None of the parties may assign any of its rights under this Agreement without the prior written consent of the others, except that the rights of Buyer may be assigned to any successor to Buyer or any Affiliate of Buyer without prior consent.
               12.7.3 Successors and Assigns. Except as provided herein to the contrary, this Agreement will be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.
          12.8 Shareholder Representative.
               12.8.1 Appointment. Shareholders hereby irrevocably constitute and appoint, without any further action on the part of any such Shareholder, John Cavanaugh as the agent, representative and attorney-in-fact for and on behalf of that Shareholder (the “Representative”) for the purposes set forth herein. The Shareholders may remove or replace the Representative from time to time by written notice to Buyer executed by the Shareholders entitled to receive more than fifty (50%) percent of the Purchase Price.
               12.8.2 Powers. The Representative will have full power in his absolute discretion, on each Shareholder’s behalf according to the terms of this Agreement, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or in connection with this Agreement, including (i) executing the Escrow Agreement, (ii) authorizing delivery to Buyer from the Escrow, (iii) agreeing to, negotiating, entering into settlements and compromises of and complying with orders of courts and awards of arbitrators with respect to any claims under this Agreement or the Escrow Agreement, (iv) receiving and giving any notices, making any decisions, taking or omitting to take any actions, or granting any waivers which Shareholders have the right to receive, give, make, take or grant, all without any additional approval by any other Shareholder, and (v) taking all actions necessary in the judgment of the Representative for the accomplishment of the foregoing. Notwithstanding the foregoing, the Representative shall have no authority to take any act amending this Agreement. Each Shareholder will be bound by all actions taken by the Representative, and Buyer shall be entitled to rely on any action or decision of the Representative.
               12.8.3 Limited Liability. The Representative shall not be liable to any Shareholder or any other person for anything which he may do or refrain from doing in accordance with the terms of this Agreement, including the compromise, settlement, payment or defense of any claim (including expenses and costs associated therewith) under this Agreement, unless the Representative is guilty of gross negligence or willful misconduct. In connection with the exercise of his duties, the Representative will be entitled to consult with and rely upon legal counsel and other professional advisors, with the costs thereof to be allocated among Shareholders in direct proportion to their interest in the Purchase Price, and the Representative will have no liability hereunder for actions taken in good faith reliance upon the advice of such advisors. The Representative shall be indemnified and saved harmless by the Shareholders from all losses, costs and expenses that the Representative may incur as a result of involvement in any legal proceedings arising from the performance of his or her duties hereunder. The Representative may perform his duties as Representative either directly or by or through his agents or attorneys and the Representative shall not be responsible to the other Shareholders for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care by him hereunder.
          12.9 Disputes.
               12.9.1 Governing Law; Jurisdiction. All questions with respect to this Agreement and the rights and liabilities of the parties will be governed by the laws of the State of California, regardless of the choice of law provisions of the State of California or any other jurisdiction.
               12.9.2 Mediation; Exclusive Jurisdiction. In the event of any dispute between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any Person hereunder, if the parties are unable to resolve such dispute amicably between themselves within thirty (30) days of proper notice from one party to another, they shall engage in mediation in good faith. If the parties are unable to resolve the dispute through mediation, each of the parties irrevocably submits to the exclusive jurisdiction of the state or federal courts located in Los Angeles, California for the purposes of any suit, action or other proceeding arising out of such dispute. Each of the parties agrees to commence any action, suit or proceeding relating hereto exclusively in such courts. Each of the parties further agrees that service of any process, summons, notice or document by U.S. certified mail to such party’s respective address set forth in Section 12.6 above will be effective service of process for any action, suit or proceeding in the State of California with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transaction in any such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.
               12.9.3 Limitation on Recovery. Other than in connection with Losses suffered as the result of misrepresentations or breaches of Section 2.20 and with respect to fraud, in any dispute between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any Person hereunder, under any theory of law or equity, no amount payable to Buyer by any Shareholder in the resolution or settlement of such dispute shall exceed the portion of the Purchase Price actually received by such Shareholder.
               12.9.4 Attorneys’ Fees. In any dispute between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any Person hereunder, the party or parties substantially prevailing in such dispute will be entitled, in addition to such other relief as may be granted, to the attorneys’ fees and court costs reasonably incurred by reason of such dispute. Notwithstanding the foregoing, if a party fails to pursue an amicable or mediated resolution to a dispute in accordance with Section 12.9.2, the other party to the dispute shall be entitled to the attorneys’ fees and court costs reasonably incurred by reason of such dispute.
               12.9.5 Waiver of Jury Trial. The parties hereto waive their respective rights to trial by jury of any cause of action, claim, counterclaim or cross-complaint in any action, proceeding and/or hearing brought by any party hereto against any other party hereto on any matter whatsoever arising out of, or in any way connected with, this Agreement, or any claim of injury or damage, or the enforcement of any remedy under any law, statute, or regulation, emergency or otherwise, now or hereafter in effect.
          12.10 Waivers. Buyer (for itself) or the Representative (on behalf of Shareholders) may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions contained herein. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder (i) no waiver or extension of time will be effective unless expressly contained in a writing signed by Buyer or the Representative, as applicable; and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.
          12.11 Rules of Construction.
               12.11.1 Headings. The headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular section.
               12.11.2 Tense and Case; Materiality. Throughout this Agreement, as the context may require, references to any word used in one tense or case will include all other appropriate tenses or cases, the term “including” means “including but not limited to,” and any item or amount greater than $25,000 shall be deemed to be “material.”

               12.11.3 Severability. The validity, legality or enforceability of the remainder of this Agreement will not be affected even if one or more of the provisions of this Agreement will be held to be invalid, illegal or unenforceable in any respect.
               12.11.4 Legal. The language used in this Agreement will be deemed to be the language chosen by the parties to this Agreement to express their mutual intent, each of whom has participated in its drafting, and no rule of strict construction will be applied against any party. Any reference to any Law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
               12.11.5 Exhibits and Schedules. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein will have the meaning as defined in this Agreement.
          12.12 Counterparts and Facsimile. This Agreement may be executed in two or more counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
*** [NEXT PAGE IS SIGNATURE PAGE] ***

Signature Page No. 1 to Stock Purchase Agreement
     IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be duly executed as of the date first above written.

“Buyer”

ELECTRO RENT CORPORATION

By:

Name:

Title:

“The Company”

RUSH COMPUTER RENTALS, INC.

By:

Name:	John K. Cavanaugh

Title:	President

Signature Page No. 2 to Stock Purchase Agreement

The “Shareholders”

Name: John K. Cavanaugh

Name: David S. Cook

Name: Crown Investment Trust
By:
Name:
Title:

Name: Dan D’Addio

Name: Paul Dwyer

Name: George Montague

Name: Peter Oman

Name: John H. Tomlinson

INDEX
Schedules

Schedule 0	Definitions
Schedule 1.3.1	Example of Threshold Capital
Schedule 1.3.3	Accounting Policies
Schedule 1.3.4	List of Rush Customers for Earn-out
Schedule 1.4	Purchase Price Allocation
Schedule 2.1	Organization; Qualification
Schedule 2.3	Subsidiaries; Interests to Acquire
Schedule 2.6	Notices, Consents and Approvals
Schedule 2.7	Company Financial Statements
Schedule 2.9	Tangible Assets
Schedule 2.11	Equipment
Schedule 2.11A	Other Equipment
Schedule 2.12	Leases
Schedule 2.14	Contracts
Schedule 2.15	Litigation
Schedule 2.16	Employee Benefit Plans
Schedule 2.20.2	Basis Information
Schedule 2.20.3	Tax Claims
Schedule 2.21	List of Employees and Compensation
Schedule 2.22	Insurance Policies
Schedule 2.23	Bank Accounts
Schedule 2.26	Change of Control Payments
Exhibits

Exhibit A	Shareholder List; Ownership Schedule
Exhibit B	Form of Escrow Agreement

SCHEDULE 0
Definitions
     “Accounting Policies” means the policies of the Company set forth in Schedule 1.3.3.
     “Adverse Effect” means (i) with respect to any representation or warranty made by Shareholder or the Company, a material adverse effect on the Transaction, the Company Assets, the Company or the business or financial condition or prospects of the Company, and (ii) with respect to any representation or warranty made by Buyer, an adverse effect on the Transaction or on the business or financial condition of Buyer.
     “Affiliate” means any Person which, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is in common Control with, a specified Person.
     “Agreement” means this Stock Purchase Agreement together with the Schedules and the annexes and exhibits attached hereto, as the same shall be amended, modified or supplemented from time to time in accordance with the terms hereof.“
     Acquisition Proposal” is defined in Section 5.10.
     “Authority” means any governmental, regulatory or administrative body, agency or authority, whether state, federal, local or foreign.
     “Business” means the business of renting, leasing or selling computers or other electronic equipment of the kind offered to Customers of the Company.
     “Buyer” is defined in the first paragraph of this Agreement.
     “Claim” means any claim, lawsuit, demand, suit, hearing, governmental investigation, litigation, proceeding, arbitration, or other dispute, whether threatened or pending and whether civil, criminal or administrative.
     “Closing” and “Closing Date” have the meanings set forth in Section 1.2.
     “Closing Agreements” means (i) the Escrow Agreement, and (ii) such other documents as Buyer may reasonably request for the purpose of transferring ownership of the Shares to Buyer.
     “Code” means the United States Internal Revenue Code of 1986, as amended.
     “Company” is defined in the first paragraph of this Agreement. The “Company” also includes the Subsidiaries, except to the extent not meaningful.

1

     “Company Assets” means all rights to real and personal property, tangible and intangible, of every kind, nature and description, and wherever located, used by the Company and owned by the Company or any Shareholder or any Affiliate of a Shareholder.
     “Company Financial Statements” is defined in Section 2.7.
     “Company Equity” means any equity in the Company (but not any equity of the Subsidiaries owned directly or indirectly by the Company), and any rights of any kind to acquire any such equity.
     “Contract” means (a) contracts or commitments arising out of the ordinary course of business; (b) contracts or commitments involving an obligation which cannot, or in reasonable probability will not, be performed or terminated prior to the Closing; (c) contracts or commitments to customers for the rental, lease or sale of Equipment or the provision of services by the Company; (d) contracts or commitments affecting ownership of, title to, use of, or any interest in real estate; (e) patent licensing agreements and all other agreements and commitments with respect to Intellectual Property other than mass marketed licenses not involving any future payments; (f) bonuses, incentive compensation, pension, group insurance or employee welfare plans of any nature whatsoever; (g) collective bargaining agreements or other contracts or commitments to or with any labor unions or other employee representatives or groups of employees; (h) employment contracts and all other contracts, agreements or commitments to or with individual employees or agents or providing for early termination only upon the payment of severance, a penalty or the equivalent thereof; (i) contracts or commitments providing for payments based in any manner upon the sales, purchases or profits of the Company or another entity; (j) contracts or commitments, not in the ordinary course of business, which involve future payments, performance of services or delivery of goods and/or materials, to or by the Company in excess of $5,000; (k) contracts for borrowed money; or (l) any other contract material to the Company in any way.
     “Control” (including, with correlative meanings, the terms “Controlled by”, “Controlling” and “under common Control with”) means the possession, directly or indirectly, through one or more intermediaries or otherwise the power or authority, through ownership of voting securities, by contract or otherwise, to direct or cause the direction of the management, activities or policies of a Person.
     “Crown Shareholders” means the Crown Investment Fund, a general partnership in the state of Illinois with more than 40 general partners which are trusts, charitable foundations and partnerships; none of whom own more that 15% of the general partnership’s interest..
     “Debt” means the total liability of the Company as of the Closing Date with respect to funded indebtedness of any kind, including capital leases and other financing instruments, assuming that the Debt is paid in full as of the Closing Date, including principal, interest, fees, prepayment charges, attorneys’ fees or other expenses, or any other matters. Notwithstanding the foregoing, the term Debt shall not include any items used in the calculation of Threshold Capital.
     “Earnout” means the amounts, if any, due under Section 1.3.4.

2

     “Environmental Laws” means Laws relating to pollution or protection of the environment, including Laws relating to (i) emissions, discharges, releases or threatened releases or discharges of materials constituting Hazardous Substances into the environment (including ambient air, surface water, land surface or subsurface strata) or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.
     “Employee Benefit Plan” is as defined in Section 3(3) of ERISA.
     “Employees” means the employees of the Company.
     “Equipment” means all vehicles, equipment, tools, machinery and similar tangible assets owned by the Company, wherever located and whether in the possession of the Company or others.
     “Escrow Account” means an interest bearing escrow account established pursuant to the Escrow Agreement.
     “Escrow Agreement” means that certain Escrow Agreement among Buyer, Shareholders and Mellon Bank as Escrow Agent, in substantially the form attached hereto as Exhibit B.
     “Escrow Claims” means a claim by Buyer under the Escrow Agreement in accordance with the terms thereof.
     “Existing Payees” means the payees of the debt included in the Debt Payoff.
     “First Earnout Period” means March 1, 2006 through and including February 28, 2007.
     “GAAP” means generally accepted accounting principles as set forth in the opinions and pronouncements of the Public Company Accounting Oversight Board and statements and pronouncements of the Financial Accounting Standards Board or such other entity as may be approved by a significant segment of the accounting profession, as in effect from time to time, applied on a basis consistent with (a) the application of the same in prior fiscal periods, and (b) that employed by the accountants in preparing and auditing the Financial Statements; provided, that, any statement that any item or activity is in accordance with GAAP means the GAAP that was in effect at the time of the item or activity referred to.
     “Hazardous Substance” means any material defined as “hazardous” or “toxic” under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.) or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.).
     “Indemnified Party” means, with respect to any Loss or alleged Loss, the party seeking indemnity under this Agreement.
     “Indemnifying Party” means, with respect to any Loss or alleged Loss, the party from whom indemnity is being sought under this Agreement.

3

     “Intellectual Property” means any patents, inventions (whether patentable or unpatentable), trade secrets, trademarks, service marks or copyrights.
     “Knowledge” means (i) whenever a representation or warranty is stated to be to the Shareholder’s knowledge, (a) in the case of an Operating Shareholder, that such Shareholder had, or should have had, knowledge of the matters involved after reasonable inquiry or investigation, (b) in the case of a Non-Operating Shareholder, such Shareholder’s actual knowledge of the matters involved, and (ii) whenever a representation or warranty is stated to be to the knowledge of the Company or Buyer, that any of the officers or directors of the representing entity had, or should have had, knowledge of the matters involved.
     “Law” means any applicable statutes, laws, ordinances, rules, orders and regulations of any Authority.
     “Lien” means any security interest, lien, mortgage, pledge or other restriction on alienation.
     “Lease Documents” is defined in Section 2.12.
     “Locations” means any location at which the Company has at any time operated or owned a facility.
     “Losses” means any and all costs, expenses, damages and losses, including reasonable attorneys’ fees, expenses and court costs, and reasonable accountants’ fees incident to any Claim, net of any insurance proceeds, tax adjustments, settlements, reductions or other payments actually received by the party suffering the Loss with respect thereto. Losses shall be limited to the actual damages suffered or incurred by a party and in no event will any party hereto have any liability to another party for any punitive, special, consequential, indirect or incidental damages of any kind or nature; provided, however if (i) any Loss reduces the Company’s earnings before interest and taxes for the twelve-month period ending July 31, 2005, and (ii) any such reductions are in excess of $50,000, then the Buyer shall be entitled to recover up to 8.72 times the full amount of such Loss.
     “Non-Operating Shareholder” means the Crown Shareholders, David S. Cook, Paul Dwyer, George Montague and John H. Tomlinson.
     “Operating Shareholder” means John Cavanaugh, Peter Oman and Daniel Daddeo.
     “Order” means any decree, order or injunction of an Authority.
     “Other Equipment” shall be the product types as prefixed by the Company under prefix C (including without limitation, Internal devices; memory, pcmcia cards, pci cards, security devices, and other miscellaneous items), and prefix MSC (including without limitation, external devices, tape drives, and large groups of items that might otherwise be expensed, such as computer mice).
     “Permits” means any governmental license or permit required or granted under any Law.

4

     “Person” means any corporation, partnership, joint venture, organization, entity, Authority or natural person.
     “Purchase Price” is defined in Section 1.3.1.
     “Representative” is defined in Section 12.8.1.
     “Second Earnout Period” means March 1, 2007 through and including February 29, 2008.
     “Shareholders” means every person owning any interest in any equity of the Company, or any right to obtain any equity interest in the Company, all of whom are listed on Exhibit A.
     “Shareholders Agreement” means that certain agreement between the Company and the Shareholders dated February 9, 1990, as from time to time amended.
     “Subsidiary” means a Person of which the Company owns a majority of the outstanding equity interests or in which the Company has control over the voting power of a majority of the equity interests.
     “Taxes” means all income, gross receipt, ad valorem, real and personal property, sales, use, franchise, excise, value added, payroll, unemployment, and employees’ income withholding and social welfare taxes whether imposed by any Authority or pursuant to a tax sharing agreement.
     “Taxing Authority” means any Authority with responsibility for Taxes payable by or with respect to the Company.
     “Threshold Capital” means the value of those categories of assets of the Company shown on Schedule 1.3.1 less the value of those categories of liabilities of the Company shown on Schedule 1.3.1 as of the Closing Date, in each case calculated in accordance with GAAP and the Accounting Policies. In the event of any conflict between GAAP and the Accounting Policies, the Accounting Policies shall control. An example of the calculation of Threshold Capital based on the financial statements of the Company for June 30, 2005 is set forth on Schedule 1.3.1
     “Transaction” means the transactions contemplated by this Agreement.

5

SCHEDULE 1.3.1
Example of Threshold Capital
Threshold Capital based on June 30, 2005
     Financial Statements

Specified assets:
Accounts receivable — trade	1,508,857.29
Net investment in financing leases	297,642.91
Other receivables	16,675.00
Marketable securities	100.00
Equipment held for sale	319.02
Deferred expenses	55,360.91

Total current assets	1,878,955.13
Rental equipment, net	3,840,638.87
Furniture & fixtures, net	341,573.21
Deposits	35,670.21
Deferred Income Taxes	268,865.18

6,365,702.60

Specified liabilities:
Accounts payable	420,608.36
Accrued expenses	297,017.80
Sales tax payable	84,596.52

Total current liabilities	802,222.68
Capital lease equipment	4,194.17

806,416.85

Net specified assets	5,559,285.75

6